Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Houston American Energy Corp. on Form S-8 of our report dated March 31, 2021, with respect to our audits of the consolidated financial statements of Houston American Energy Corp. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 appearing in the Annual Report on Form 10-K of Houston American Energy Corp. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp
New York, New York
August 17, 2021